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                                                                      EXHIBIT 12

                            R&G Financial Corporation
 Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

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
                                           Formula    9/30/00   9/30/99   12/31/99  12/31/98  12/31/97  12/31/96  12/31/95
                                         -----------  --------  --------  --------  --------  --------  --------  --------
                                                                              (Dollars in Thousands)
A. Pre-Tax Net Income                                 $ 40,885  $ 42,627  $ 53,574  $ 45,074  $32,229   $19,122   $16,296
                                                      ========  ========  ========  ========  =======   =======   =======
Plus:
B. Interest Expense Total                              122,524    74,202   106,564    80,324   60,805    44,863    32,239
C. Rental Expense(1)                                     1,130       883     1,224       929      745       651       574
                                                      --------  --------  --------  --------  -------   -------   -------
D. Fixed Charges (including                            123,654    75,085   107,788    81,253   61,550    45,514    32,813
   interest on deposits)                 B+C

E. Less: Interest on Deposits                           57,496    38,273    53,643    38,439   32,435    27,518    21,829
                                                      --------  --------  --------  --------  -------   -------   -------
F. Fixed Charges (excluding
   interest on deposits)                 D-E            66,158    36,812    54,145    42,814   29,115    17,996    10,984
                                                      --------  --------  --------  --------  -------   -------   -------
G. Earnings                              A+D          $164,539  $117,712  $161,362  $126,327  $93,779   $64,636   $49,109
                                                      ========  ========  ========  ========  =======   =======   =======
H. Dividends on Preferred Stock                          4,228     2,775     3,754     1,233       --        --        --

Historical Ratio of Earnings to Fixed
Charges:

   Including interest on deposits        G/(D+H)          1.29%     1.51%     1.45%     1.53%    1.52%     1.42%     1.50%

   Excluding interest on deposits        (G-E)/(F+H)      1.52      2.01      1.86      2.00     2.11      2.06      2.48

(1) Only portion attributable to
    interest:

   Rental expense                                        3,767     2,942     4,081     3,097    2,483     2,171     1,914
   Estimated Interest Factor                                30%       30%       30%       30%      30%       30%       30%
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